Exhibit 10-AF

October 16, 2013

Brian G. Drazba

Dear Brian:

It is with great pleasure that we extend an offer of employment with A.P. Pharma, Inc. for the position of Chief Financial Officer of A.P. Pharma, Inc., reporting to me the company’s Executive Vice President and Chief Operating Officer. Your employment will be “at-will,” meaning that either you or the Company can terminate the employment relationship at any time, with or without cause.

You will receive an annual salary of $285,000.00, payable on a bi-weekly basis in accordance with the Company’s normal payroll practices. Subject to your commencement of employment, you will be granted an option to purchase up to 2,000,000 shares of A.P. Pharma Common Stock, with an exercise price equal to the fair value of our common stock on the date of grant. The option will vest over four years, with 25% cliff vesting at the end of the first year, and then the remaining 75% vesting monthly over the final three years. You will participate in the company’s annual management cash bonus program, and will be eligible to receive an annual bonus in a target amount equal to 30% of your annual salary. You will be eligible to participate in all of the company’s employee benefit plans and programs and a summary of 2013 benefits accompanies this letter.

A Management Retention Agreement also accompanies this letter. This agreement contains certain standard terms and conditions of your employment and severance benefits in certain circumstances.

You will accrue 4.62 hours of vacation per pay period equivalent to 3 weeks every 12 months of employment. In addition, the company typically provides employees with 2 personal days, 9 fixed holidays and 8 days of sick time per year.

Enclosed are copies of our At Will Statement, Confidential Disclosure Agreement, Conflicts of Interest Agreement, and a list of acceptable documents needed to complete an Employment Verification Form I-9 (which will be completed on your first day of employment). All of these forms need to be completed prior to initiating active employment.

This offer letter, along with the accompanying Management Retention Agreement, constitute our entire agreement and supersede our prior agreements, negotiations and understandings. This agreement may only be amended in writing by mutual consent. This employment agreement will be governed by California laws, without regard to conflict-of-law principles.

123 Saginaw Drive   •   Redwood City, CA 94063  •  Phone: 650.366.2626  •  Fax: 650.365.6490  •  www.appharma.com

This offer will expire as of 5 p.m. (Pacific Time) on Friday, October 25, 2013. If you decide to accept this offer, please scan and e-mail the signed offer letter to my attention at sdavis@appharma.com.

We look forward to having you join A.P. Pharma. If you have any questions regarding any of the information above, please feel free to contact me.

Sincerely,

/s/ Steve Davis

Steve Davis

Executive Vice President & COO

sdavis@appharm.com

    The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted.

/s/ Brian G. Drazba	10/21/13
Brian G. Drazba	Date